Exhibit 99.2

BioCryst to Acquire Astria Therapeutics, Strengthening Presence in HAE, Transforming Growth Profile

– Deal to add navenibart, a late-stage and long-acting plasma kallikrein inhibitor, in Phase 3 clinical development, to BioCryst’s HAE portfolio –

– Solidifies double digit growth trajectory for HAE portfolio over the next decade –

– BioCryst expects to remain profitable (non-GAAP) and cash flow positive post-transaction –

– Implied aggregate equity-value of approximately $920 million and implied enterprise value of approximately $700 million –

– BioCryst to host conference call today at 8:00 a.m. ET –

RESEARCH TRIANGLE PARK, N.C., and BOSTON, M.A., Oct. 14, 2025 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) and Astria Therapeutics, Inc. (Nasdaq: ATXS) today announced that the companies have entered into a definitive agreement under which BioCryst has agreed to acquire Astria, a biopharmaceutical company focused on developing life-changing therapies for allergic and immunologic diseases, for a mix of cash and stock representing an implied value of $13.00 per Astria share, and approximately $700 million in enterprise value. The transaction was unanimously approved by both the BioCryst and Astria Boards of Directors. Upon closing of the transaction, which is expected in the first quarter of 2026 subject to customary closing conditions, Jill C. Milne, Ph.D., Chief Executive Officer of Astria Therapeutics, will join the BioCryst board of directors.

Astria’s lead product candidate navenibart is an injectable, long-acting, monoclonal antibody inhibitor of plasma kallikrein for hereditary angioedema (HAE) prophylaxis. Navenibart’s potentially best-in-class clinical profile and highly differentiated every 3- and 6-month administration schedule could offer significant improvements over existing injectable options and address key unmet needs in the HAE patient community.

BioCryst’s established commercialization infrastructure and deep expertise in HAE are expected to maximize the reach of navenibart, expanding access for patients. With the addition of navenibart, BioCryst’s portfolio will include both a leading oral and potentially best-in-class injectable therapy for HAE, empowering physicians and patients with optimal choices for individualized care.

Upon closing of the transaction, BioCryst will also obtain Astria’s early-stage program for atopic dermatitis, STAR-0310. BioCryst plans to seek strategic alternatives for this asset.

“We believe this transaction gives BioCryst a perfect second product candidate that fits seamlessly with our HAE core competency and enables us to build out a comprehensive portfolio that could offer the most patient-friendly option, regardless of administration preference.” said Jon Stonehouse, Chief Executive Officer of BioCryst. “Navenibart can emerge as the injectable of choice for patients seeking infrequent, pain-free dosing, strong attack control, and a mechanism of action they know and understand. With our leading product, Orladeyo, and navenibart’s potentially best-in-class profile, we will be well-positioned to drive sustainable growth and profitability while optimally serving the HAE patient community.”

“We are thrilled to have navenibart become an integral part of BioCryst’s HAE portfolio, advancing our shared mission of empowering patients to live beyond the limitations of their disease,” said Jill C. Milne, Ph.D., Chief Executive Officer of Astria Therapeutics. “We have great confidence in BioCryst's proven expertise and ability to successfully bring navenibart to patients who need better options for managing HAE and improving their quality of life. Importantly, this transaction represents a compelling outcome for Astria stockholders, providing cash for their shares at closing as well as continued ownership of BioCryst. I am incredibly proud of our talented Astria team, whose dedication and hard work have brought us to this important milestone.”

Compelling Strategic Benefits:

•	Portfolio expansion with late-stage, rare disease product candidate. Navenibart is in Phase 3 clinical development with top line data from the pivotal ALPHA-ORBIT trial expected in early 2027 and has the potential to be the leading injectable HAE treatment. In earlier clinical trials, navenibart demonstrated strong efficacy and a favorable safety and tolerability profile.

•	Significant opportunity for innovation in HAE prophylaxis. BioCryst anticipates a navenibart commercial launch into an addressable market of over 5,000 patients treated with injectable prophylaxis, many of whom prefer a longer-acting, lower treatment burden option. Navenibart’s highly differentiated clinical profile positions it to transform the current injectable treatment landscape.

•	Commercialization infrastructure enables a steep launch curve. BioCryst’s proven track record of successful commercial execution, driven by experienced sales and marketing teams, a robust patient services platform, state-of-the-art data analytics, and strong stakeholder relationships, represents a repeatable playbook to accelerate both the growth trajectory for navenibart and access for patients from launch.

Compelling Financial Benefits:

•	Transforms long-term revenue growth trajectory. The addition of navenibart has the potential to extend BioCryst’s runway for double digit revenue growth through the next decade.

•	Maintains strong near-term financial profile. BioCryst anticipates continued profitability (non-GAAP) and positive cash flow post-transaction.

•	Significant operating synergies with immediate upside post-launch. BioCryst expects the transaction to be accretive to operating profit (non-GAAP) in the first full year of revenue after navenibart’s anticipated launch. BioCryst will leverage its existing industry-leading commercialization infrastructure to accelerate navenibart’s launch and deliver substantial operating synergies over time.

Transaction Details

Under the terms of the agreement, BioCryst will acquire all outstanding shares of Astria for consideration per share consisting of $8.55 in cash and 0.59 shares of BioCryst common stock, which, based on BioCryst’s 20-day VWAP of $7.54 as of October 8, 2025, reflects an implied value of $13.00 per share of Astria and approximately $700 million in enterprise value. The implied $13.00 value of the per share merger consideration represents a premium of approximately 53% over Astria’s closing share price on October 13, 2025, and 71% over Astria’s 20-day VWAP as of October 13, 2025.

BioCryst paid off all remaining debt from Pharmakon on October 8, 2025, after the closing of sale of its European business. As part of this transaction, BioCryst has also entered into a debt commitment letter for a strategic financing facility with funds managed by Blackstone with a total capacity of up to $550 million. BioCryst expects the cash portion of total consideration to be funded with cash on hand and a portion of the Blackstone facility.

Astria stockholders will own approximately 15% of proforma equity in the combined company based on basic shares outstanding. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the first quarter of 2026, pending customary regulatory approvals and approval by Astria stockholders. Certain stockholders of Astria, including each director and each executive officer, as well as affiliates of Perceptive Advisors, LLC, Astria’s largest stockholder, have entered into voting and support agreements in support of the transaction.

Advisors

BofA Securities, Inc. is serving as exclusive financial advisor and Covington & Burling LLP is serving as legal counsel to BioCryst. Evercore is serving as exclusive financial advisor and Sidley Austin LLP is serving as legal counsel to Astria.

Conference Call and Webcast

BioCryst management will host a conference call and webcast at 8:00 a.m. ET today to discuss the transaction. The live call may be accessed by dialing 1-844-481-2942 for domestic callers and 1-412-317-1866 for international callers. A live webcast and replay of the call will be available online in the investors section of the company website at www.biocryst.com.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals is a global biotechnology company with a deep commitment to improving the lives of people living with hereditary angioedema and other rare diseases. BioCryst leverages its expertise in structure-guided drug design to develop first-in-class or best-in-class oral small-molecule and protein therapeutics to target difficult-to-treat diseases. BioCryst has commercialized ORLADEYO® (berotralstat), the first oral, once-daily plasma kallikrein inhibitor, and is advancing a pipeline of small-molecule and protein therapies.

About Astria Therapeutics

Astria Therapeutics is a biopharmaceutical company, whose mission is to bring life-changing therapies to patients and families affected by allergic and immunologic diseases. Astria’s lead program, navenibart (STAR-0215), is a monoclonal antibody inhibitor of plasma kallikrein in clinical development for the treatment of hereditary angioedema. Astria’s second program, STAR-0310, is an investigational monoclonal antibody OX40 antagonist in clinical development for the treatment of atopic dermatitis.

No Offer or Solicitation

This report is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, BioCryst Pharmaceuticals, Inc. (“BioCryst”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “registration statement”), which will contain a proxy statement of Astria Therapeutics, Inc. (“Astria”) and a prospectus of BioCryst (the “proxy statement/prospectus”), and each of BioCryst and Astria may file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY BIOCRYST AND ASTRIA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOCRYST, ASTRIA AND THE POTENTIAL ACQUISITION OF ASTRIA BY BIOCRYST (THE “TRANSACTION”). When final, a definitive copy of the proxy statement/prospectus will be mailed to Astria stockholders. Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus, as well as other filings containing information about BioCryst and Astria, free of charge from BioCryst or Astria or from the SEC’s website when they are filed. The documents filed by BioCryst with the SEC may be obtained free of charge at BioCryst’s website, at www.biocryst.com, or by requesting them by mail at BioCryst Pharmaceuticals, Inc., 4505 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, Attention: Corporate Secretary. The documents filed by Astria with the SEC may be obtained free of charge at Astria’s website, at www.astriatx.com, or by requesting them by mail at Astria Therapeutics, Inc., 22 Boston Wharf Road, 10th Floor, Boston, Massachusetts, 02210, Attention: Investor Relations. The information included on BioCryst’s and Astria’s websites is not incorporated by reference into this press release.

Participants in the Solicitation

BioCryst and Astria and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Astria in respect of the proposed transaction. Information about BioCryst’s directors and executive officers is available in BioCryst’s proxy statement dated April 24, 2025 for its 2025 Annual Meeting of Stockholders, and other documents filed by BioCryst with the SEC. Information about Astria’s directors and executive officers is available in Astria’s proxy statement dated April 28, 2025, for its 2025 Annual Meeting of Stockholders, and other documents filed by Astria with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from BioCryst or Astria as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, BioCryst management’s and Astria management’s beliefs, assumptions, current expectations, estimates and projections about the economy and BioCryst and Astria and the industry in which they operate. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include statements regarding, among other things, the expected benefits of the Transaction and BioCryst’s ability to recognize the benefits of the Transaction, the anticipated timing of the closing of the

Transaction, the anticipated financial impact of the Transaction, BioCryst’s or the combined company’s performance following the Transaction, including future financial and operating results, anticipated approval and commercialization of navenibart, pharmaceutical research and development, such as drug discovery, preclinical and clinical development activities and related timelines, expected HAE portfolio revenue growth and addressable market, anticipated benefits, performance, and competitive positioning of, and market size for, navenibart, potential best-in-class profile of product candidates (including navenibart), and BioCryst’s and Astria’s plans, objectives, expectations, intentions, growth strategies and other statements that are not historical facts. BioCryst and Astria caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between BioCryst and Astria; the outcome of any legal proceedings that may be instituted against BioCryst or Astria; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction) and Astria stockholder approval or to satisfy any of the other conditions to the Transaction on a timely basis or at all; the possibility that the anticipated benefits of the Transaction, including anticipated synergies, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BioCryst and Astria do business; the significant indebtedness BioCryst expects to incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that the Transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transaction; risks relating to the potential dilutive effect of shares of BioCryst common stock to be issued in the Transaction; BioCryst’s HAE portfolio and revenue growth expectations may not be achieved due to, among other risks, risks related to government actions, including that decisions and other actions, including as they relate to pricing for navenibart, may not be taken when expected or at all, or that the outcomes of such decisions and other actions may not be in line with BioCryst’s current expectations, risks that the FDA, or other applicable regulatory agency, may not provide regulatory clearances or approval for navenibart on the expected timeline or at all, may impose certain restrictions, warnings, or other requirements on products and product candidates (including navenibart), may impose a clinical hold with respect to navenibart, or may withhold, delay, or withdraw market approval for products and product candidates (including navenibart), and risks that navenibart, if approved, may not achieve market acceptance; sustainability of profitability and positive cash flow, and anticipated cash balance, may not meet management’s expectations; statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and BioCryst’s ability to execute its operational and budget plans; actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management’s expected ranges; ongoing and future preclinical and clinical development of product candidates may take longer than expected and may not have positive results; the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials; and other factors that may affect future results of BioCryst, Astria and the combined company. Additional factors that could cause results to differ materially from those described above can be found in BioCryst’s Annual Report on Form 10-K for the year ended December 31, 2024, Astria’s Annual Report on Form 10-K for the year ended December 31, 2024, Astria’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025, and in other documents BioCryst and Astria file with the SEC, which are available on the SEC’s website at www.sec.gov.

BCRXW

BioCryst Contacts
Investors:
investorrelations@biocryst.com

Media:
media@biocryst.com

Astria Contacts
Investor Relations and Media:
Elizabeth Higgins
investors@astriatx.com